Exhibit (h)(9)
EXPENSE LIMITATION AGREEMENT
     THIS AGREEMENT, dated as of December 2, 2005, is made and entered into by and between OLD MUTUAL ADVISOR FUNDS, a business trust organized under the laws of the State of Delaware (the “Trust”) on behalf of its series funds, and OLD MUTUAL CAPITAL, INC., a Delaware corporation (the “Adviser”).
     WHEREAS, the Adviser has been appointed the investment adviser of the International Funds (the “Funds”), pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Funds, and the Adviser (the “Advisory Agreement”);
     WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;
     NOW THEREFORE, the Trust and the Adviser hereby agree as follows:
     1. The Adviser hereby agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and to make any additional payments to the extent necessary to limit the total annual fund operating expenses (inclusive of management fees and other expenses; exclusive of brokerage costs, interest, taxes, dividends, litigation, indemnification, and extraordinary expenses as determined under generally accepted accounting principles) (“Operating Expenses”) of the Funds to an annual rate (as a percentage of the Funds’ average daily net assets) as set forth on Schedule A (“Expense Limit”) for the period from the effective date of this Agreement through December 31, 2006.
     2. The Trust agrees to pay the Adviser the amount of advisory fees that, but for Section 1 hereof, would have been payable by the Funds to the Adviser pursuant to the Advisory Agreement and reimburse any additional payments remitted by the Adviser (the “Deferred Expenses”), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the Operating Expenses of those Funds, without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Funds) less than the Expense Limit for payments made through the period ending December 31, 2006. Furthermore, the amount of Deferred Expenses paid by the Funds in any subsequent month shall be limited so that the sum of (a) the amount of such payment and (b) the other Operating Expenses of the Funds do not exceed such rate as may be agreed upon from time to time for payments made after December 31, 2006.
     Deferred Expenses shall not be payable by the Funds to the extent that the amounts payable by it pursuant to the immediately preceding two sentences are not sufficient to pay such Deferred Expenses. All Deferred Expenses shall be made within three years after the year in which the Adviser incurred the expense. In no event will the Funds be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.
     3. This Agreement shall continue in effect until December 31, 2006, and from year to year thereafter unless terminated by the Adviser by giving thirty (30) days advance written notice of termination to the Trustees of the Trust. Any termination shall not affect the obligation

(including the amount of the obligation) of the Funds to repay amounts of Deferred Expenses with respect to periods prior to the date specified in such notice.
     4. A copy of the Declaration of Trust establishing the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OLD MUTUAL ADVISOR FUNDS		OLD MUTUAL CAPITAL, INC.

By:	/s/ David Bullock	By:	/s/ Mark Black

Name: David Bullock		Name: Mark Black

Title: President & Trustee		Title: Executive Vice President

SCHEDULE A
Dated December 2, 2005

	Class of	Expense
Fund Name	Shares	Limit
Old Mutual Clay Finlay China Fund	Class A	2.10%
	Class C	2.85%
	Class Z	1.85%
	Institutional	1.55%

Old Mutual Clay Finlay Emerging Markets Fund	Class A	2.10%
	Class C	2.85%
	Class Z	1.85%
	Institutional	1.35%

Old Mutual International Equity Fund	Class A	1.70%
	Class C	2.45%
	Class Z	1.45%
	Institutional	1.20%